For Post 1/1/16 grants
NOT TO BE USED FOR US CITIZENS/RESIDENTS
WHOSE COMPENSATION
IS ALLOCATED TO THE HOLDING COMPANY

Exhibit 10.26

AXIS Capital Holdings Limited
2007 Long-Term Equity Compensation Plan
Named Executive Officer Restricted Stock Unit Agreement/Retirement Plan Eligible
You (the “Participant”) have been granted an award of Restricted Stock Units (the “Award”) with a value based on ordinary shares, par value $0.0125 per share (“Shares”), of AXIS Capital Holdings Limited, a Bermuda company (the “Company”), pursuant to the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan (the “Plan”). The date of grant of the Award (the “Award Date”) and the number of Restricted Stock Units subject to the Award (the “Award Units”) are as set forth in your restricted stock unit account maintained on the Morgan Stanley Benefit Access website or such other website as may be designated by the Committee (“Benefit Access”). This Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered to you) on the terms and conditions set forth herein the Award Units.
By your acceptance of the grant of the Award on Benefit Access, you agree that the Award is granted under and governed by the terms and conditions of the Plan and this Restricted Stock Unit Agreement (the “Agreement”).
1.    GRANT OF RESTRICTED STOCK UNITS.
(a)    Award. On the terms and conditions set forth in this Agreement, the Company hereby grants to the Participant on the Award Date the Award.
(b)    Plan and Defined Terms. The Award is granted pursuant to the Plan, a copy of which the Participant acknowledges having received. The terms and provisions of the Plan are incorporated into this Agreement by this reference. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.
2.    PERIOD OF RESTRICTION.
(i) The Restricted Stock Units subject to the Award shall be restricted during the period (the “Period of Restriction”) commencing on the Award Date and expiring on the first to occur of:
(a)    The normal scheduled vesting of the Award Units. The Award Units shall vest in four equal installments on the first, second, third and fourth anniversary of the Grant Date; provided, that if the Award Units are not evenly divisible by four, then no fractional units shall vest or be exercised and the installments shall be as equal as possible with any smaller installments vesting first;
(b)    The Participant’s death or Disability; or
(c)    The date of the Participant’s termination without Cause or termination for Good Reason, in each case, within 24 months following a Change in Control.

For Post 1/1/16 grants
NOT TO BE USED FOR US CITIZENS/RESIDENTS
WHOSE COMPENSATION
IS ALLOCATED TO THE HOLDING COMPANY

(d)    Definitions. As used herein, the following terms shall have the meanings set forth below:
(1)    “Cause” shall have the meaning set forth in the Participant’s employment agreement with the Company, if any, or in the absence of an employment agreement definition shall mean (A) any act or omission which constitutes a material breach by the Participant of the terms of his or her employment, (B) the Participant’s conviction of a felony or commission of any act which would rise to the level of a felony, (C) the Participant’s conviction or commission of a lesser crime or offense that adversely impacts or potentially could impact upon the business or reputation of the Company and/or affiliates and subsidiaries in a material way, (D) the Participant’s willful violation of specific lawful directives of the Company, (E) the Participant’s commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing damage or potential damage to the Company and/or its affiliates and subsidiaries, (F) the Participant’s willful failure to perform a substantial part of the Participant’s duties or (G) the Participant’s breach of fiduciary duty.
(2)    “Disability” shall mean the Participant’s permanent disability which constitutes a disability within the meaning of Section 409A(a)(2)(C) of the Code.
(3)    “Good Reason” shall have the meaning set forth in the Participant’s employment agreement with the Company, if any, or in the absence of an employment agreement definition shall mean (A) the scope of the Participant’s position, authority or duties with the Company is materially adversely changed, (B) the Participant’s compensation is not paid or is materially reduced or there is a material adverse change in the Participant’s employee benefits or (C) the Participant is required by the Company to relocate to a place more than 50 miles from the Participant’s current place of employment; provided that, in each case, “Good Reason” shall not exist unless the Participant provides the Company with written notice of the Participant’s intent to terminate employment as a result of such event, providing the specific reasons therefore, and the Company does not make the necessary corrections within thirty days of receipt of the Participant’s written notice, following which the Participant may terminate his or her employment for “Good Reason” within the ten days following expiration of such thirty day notice period.
(4)    “Change in Control” shall have the meaning set forth in the Plan, provided however, that only an event that constitutes a Change in Control as defined in Treasury Regulation 1.409A-3(i)
(5) shall be a Change in Control for purposes of this Agreement.
(ii) Notwithstanding the foregoing, to the extent that the Participant is party to an employment agreement with the Company that provides for vesting of the Participant’s restricted stock units on an accelerated or otherwise more favorable basis as compared to the terms set forth in this Section 2, then the Award Units shall vest pursuant to the terms set forth in such employment agreement.
3.    ISSUANCE OF AWARD UNITS.
Subject to the Participant’s continued employment with the Company during the Period of Restriction, except as provided below and subject to Section 6(h), the Company shall deliver to the Participant within thirty (30) days following the close of the Period of Restriction the Award Units with such Share delivery fully satisfying the Company’s obligations to the Participant with respect to such

For Post 1/1/16 grants
NOT TO BE USED FOR US CITIZENS/RESIDENTS
WHOSE COMPENSATION
IS ALLOCATED TO THE HOLDING COMPANY

corresponding Award Units. Notwithstanding the foregoing, with respect to all or any portion of the Award Units that “vest” following or upon the Participant’s termination of employment pursuant to the AXIS Executive RSU Retirement Plan (the “Retirement Plan”), delivery shall be made, subject to Section 6(h), (A) at the same time and form delivery would have been made if the Participant had remained employed through the first, second, third and fourth anniversaries, as applicable, of the Grant Date, if the termination is not within twenty four months following a Change in Control or (B) at the same time and form delivery would have been made had the Participant been terminated without Cause if the termination occurs within twenty four months following a Change in Control.
Except as otherwise provided in this Agreement or in the Retirement Plan, in the event that the Participant’s employment terminates for any reason prior to close of the Period of Restriction (except as described in Section 2(i)(b) or 2(i)(c)), the Award will immediately terminate and the Company will have no further obligation or liability to the Participant. Subject to Section 4, the Participant will have no rights as a shareholder of the Company with respect to the Shares underlying the Award Units until such time as the Shares underlying the Award Units are actually delivered to the Participant.
4.    RESTRICTIONS, VOTING RIGHTS AND DIVIDEND EQUIVALENTS.
(a)    Restrictions. The Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated at any time.
(b)    Voting Rights. Prior to the delivery of Shares underlying the Award Units pursuant to this Agreement, the Participant shall not be entitled to exercise any voting rights with respect to the Award Units and, except as provided in Section 4(c), shall not be entitled to receive dividends or other distributions with respect to the Award Units.
(c)    Dividend Equivalents. Dividend equivalents may be paid to the Participant with respect to the Award Units during the Period of Restriction (or otherwise before delivery in accordance with Section 3) as determined from time to time by the Committee. Any dividend equivalents paid with respect to the Award Units during the Period of Restriction (or otherwise before delivery in accordance with Section 3) will be held by the Company, or a depository appointed by the Committee, for the Participant's account, and interest may be paid on the amount of cash dividend equivalents held at a rate and subject to such terms as may be determined by the Committee. All cash or share dividend equivalents so held, and any interest so paid, shall be payable at the same time as the delivery of Shares are made with respect to the Award Units as set forth in Section 3 and shall be forfeited and shall not be paid in the event the Award is terminated as set forth in Section 3.
(d)    Leaves of Absence.     For any purpose under this Agreement, employment shall be deemed to continue while the Participant is on a bona fide leave of absence, if such leave was approved by the Company in writing and if continued crediting of employment for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company), unless such treatment would cause a violation of Section 409A of the Code.
5.    RESTRICTIONS ON TRANSFER.
(a)    Transfer Restrictions. Regardless of whether the offering and sale of Units under the Plan have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or otherwise, the Company, in its sole discretion, may impose restrictions upon the sale, pledge or other

For Post 1/1/16 grants
NOT TO BE USED FOR US CITIZENS/RESIDENTS
WHOSE COMPENSATION
IS ALLOCATED TO THE HOLDING COMPANY

transfer of the Shares deliverable in respect of the Award Units (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Company's Bye-Laws, the Securities Act, the U.S. Securities Exchange Act of 1934, as amended, the securities laws of any country or state or any other applicable law, rule or regulation.
(b)    Legends. All certificates evidencing Shares issued in respect of Award Units under this Agreement shall bear such restrictive legends as are required or deemed advisable by the Company under the provisions of any applicable law, rule or regulation (including to reflect any restrictions to which you may be subject under any applicable securities laws). If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Shares issued under this Agreement is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.
6.    MISCELLANEOUS PROVISIONS.
(a)    Bye-Laws. All Shares acquired pursuant to this Agreement shall be subject to any applicable restrictions contained in the Company's Bye-Laws.
(b)    No Retention Rights. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any Affiliate employing or retaining the Participant or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without Cause.
(c)    Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon delivery by hand, upon delivery by reputable express courier or, if the recipient is located in the United States, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided in writing to the Company.
(d)    Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda.
(e)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(f)    Modification or Amendment. This Agreement may be amended or modified by the Committee; provided that any amendment or modification that would adversely affect the Participant’s rights with respect to the Award must be made by written agreement executed by the parties hereto; and provided, that the adjustments permitted pursuant to Sections 4(b) and 7(c) of the Plan may be made without such written agreement.
(g)    Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this

For Post 1/1/16 grants
NOT TO BE USED FOR US CITIZENS/RESIDENTS
WHOSE COMPENSATION
IS ALLOCATED TO THE HOLDING COMPANY

Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
(h)    Compliance with Code Section 409A. Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Company is that the payments and benefits under this Agreement are exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Plan shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on the Participant by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Participant’s separation from service (as defined in Code Section 409A), the Participant is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of such determination.

(i)    Recoupment Policy. The Award is subject in all respects to the Company’s Executive Compensation Recoupment Policy, as the same may be amended from time to time, or any successor policy thereto.